Exhibit 10.20

Service Agreement - SA-2005-01

THIS AGREEMENT IS MADE BY AND BETWEEN

Northern Alberta Oil Ltd.
510, Royal Bank Building
10117 Jasper Avenue
Edmonton, Alberta T5J 1W8

(hereinafter referred to as “Company”)

AND

Trebax Projects Ltd.
416 Scenic View Bay NW
Calgary, Alberta
T3L 1Z4

(hereinafter referred to as “Contractor”).

WHEREAS

Company is engaged in the exploration and exploitation of petroleum resources, predominantly in the Sawn Lake area of the Province of Alberta, Canada,

AND WHEREAS

Company is desirous of having Contractor provide Services, hereinafter described, in accordance with the terms and conditions and other requirements, as detailed herein,

AND WHEREAS

Contractor has represented and warrants that it is a qualified contractor with the necessary skills, abilities and expertise and is ready, willing and able to provide Services, hereinafter described, in accordance with the terms and conditions and other requirements, as detailed herein,

NOW, THEREFORE,

Company and Contractor, in consideration of the mutual covenants and agreements contained herein, have entered into this Agreement and declare and agree as follows:

1.
The provision of Services shall be carried out by Contractor in strict accordance with all of the provisions of the following documents, which are hereby incorporated into and constitute this Agreement:

•	General Terms and Conditions
•	Compensation
•	Administrative Procedures
•	Scope of Work

2.	This Agreement shall be effective as of September 1, 2005 and shall remain in force, in accordance with the terms and conditions and other requirements, as detailed herein,

3.	This Agreement shall supersede and replace any verbal or written communication heretofore made between Company and Contractor relating to the Services.

IN WITNESS WHEREOF,

Company and Contractor have caused this Agreement to be signed in duplicate original, by duly authorized corporate officers at the places and on the dates indicated below.

For and on behalf of Northern Alberta Oil Ltd.

At the city of	Edmonton	on	30	day of	October	20	05

Signature:	/s/ Curtis Sparrow

Name:	Curtis J. Sparrow

Title:	President

For and on behalf of Trebax Projects Ltd.

At the city of	Calgary	on	12	day of	October	20	05

Signature:	/s/ Cyrus Spaulding

Name:	Cyrus Spaulding

Title:	President

General

Terms and Conditions

Updated - 2005 10 30

23.1	Arbitration	14
23.2	Appointment of Arbitrators	14
23.3	Arbitration Decision	14
24.0	GRATUITIES	14
25.0	CONFLICT OF INTEREST	14
26.0	COOPERATION	15
27.0	LOCAL CONTENT	15
28.0	CONTINUING OBLIGATION	15
29.0	HEADINGS AND ORDER	15
30.0	WAIVER	15
31.0	AMENDMENT	15

1.0	DEFINITIONS

“Parties” means Company and Contractor.

“Party” means Company or Contractor.

“Services” means any portion or all, depending on the context, of the work, services, duties, obligations and responsibilities of Contractor set out in the Scope of Work section and elsewhere in this Agreement.

“Subcontractor” means an entity that provides, to Contractor, services, material, equipment or other components for resale, or for incorporation into or as a part of, services and related goods to be or being supplied by Contractor, under this Agreement.

“Willful Misconduct” means any deliberate or intentional or conscious or reckless, disregard of any provision of this Agreement, including those requiring compliance with applicable laws, by either Party or its employees, agents, consultants, contractors, Subcontractors or permitted assignees, which is not justifiable by any special circumstance, not including any omission, error of judgment or mistake made, in the exercise in good faith, of any function, authority or discretion conferred upon a Party pursuant to this Agreement.

2.0	DOCUMENTS

Contractor warrants that it has completely reviewed the documents that are incorporated into and constitute this Agreement and, further, warrants that it fully understands the terms, conditions and requirements as it relates to the performance of its obligations under this Agreement.

In the event of conflict between any of the documents attached to and forming an integral part of this Agreement, or conflict between those documents and any applicable laws, statues, decrees, orders, rules or regulations, applicable to the supply of the Services and related goods or use of the goods at their end use location, the most stringent, as determined by Company, shall apply. If Contractor recognizes any such conflict, Contractor shall bring that conflict to the attention of Company, in writing, for resolution.

3.0	LANGUAGE

Contractor shall use the English language for all written and verbal communication related to this Agreement for the supply of the Services and related goods, identified herein.

4.0	GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta, Canada, except as agreed otherwise herein.

5.0	COMPLIANCE WITH LAWS AND REGULATIONS

Insofar as activities directed towards the performance of this Agreement fall within or are subject to the jurisdiction of the laws of Canada, Contractor shall comply in all respects with all applicable laws, statues, decrees, orders, rules or regulations in force in Canada, and of any political subdivision, agency or representatives of the Government of Canada or of the Energy and Utilities Board of the Province of Alberta, or of any duly constituted authority having jurisdiction or authority at any place of performance of this Agreement or in connection with any services pursuant to this Agreement.

In this regard, Contractor agrees that it is responsible to ensure that its employees, agents, consultants, contractors, Subcontractors or permitted assignees act in complete accordance with all applicable laws and regulations.

Further, Contractor shall ensure that its employees, agents, consultants, contractors, Subcontractors or permitted assignees respect local customs and cultural sensitivities and shall not engage in activities, which may be reasonably considered by Company to be detrimental to the maintenance of harmonious relationships between Company and authorities or local inhabitants.

Notwithstanding any other provisions in this Agreement, Contractor shall indemnify Company against all penalties and liabilities of every kind should any of its employees, agents, consultants, contractors, Subcontractors or permitted assignees, fail to comply with applicable laws and regulations and respect local customs.

6.0	TAXES

Contractor shall be solely responsible and liable for the assessment, collection and withholding of, if required, and payment of all corporate, income, excise, royalty, property, sales or other taxes as may apply to the personnel, payroll, invoices, sales, costs, activities, assets, equipment or other property of Contractor or its Subcontractors. Contractor agrees to indemnify and hold Company harmless from and against any fines, fees or other consequences of Contractor failing to perform this obligation.

7.0	SAFETY

Contractor shall comply with and be responsible for the enforcement of all government safety rules and regulations in effect, where the Services are performed. Contractor shall immediately correct any unsafe condition or practices, which Company or competent authority may identify and advise Contractor.

Contractor shall provide all safety equipment for its employees, agents, consultants, contractors, Subcontractors or permitted assignees, who are involved in the performance of the Services and maintain effective safety devices to reduce the occurrence of and mitigate the effects of hazards during the performance of the Services under this Agreement.

All automobiles used in the performance of the Services and shall be in safe operating condition and adequately equipped with safety belts.

Contractor agrees that it is responsible to ensure that its employees, agents, consultants, contractors, Subcontractors or permitted assignees act in complete accordance with all applicable safety requirements of Company and otherwise required by this Agreement.

8.0	INSURANCE

During the performance of the Services under this Agreement, Contractor shall, at its sole expense, insure the personnel and property of Contractor against accident, injury, loss and other such insurance as Contractor deems necessary or as required by the laws and regulations of any place where the Services may be performed. In support of the performance of this Agreement, Contractor shall maintain adequate replacement value insurance for equipment, tools and material owned by Contractor and for any equipment, tools and material of others, particularly those of Company, which are at any time or from time to time in the care and custody of Contractor. All insurance shall be placed and maintained by Contractor, with insurers and in amounts and upon such policy terms and conditions as Company may require.

Within fifteen (15) days of receiving a request from Company, Contractor shall provide to Company, certificates of insurance for the required insurance, in a form satisfactory to Company. Renewal certificates for insurance policies or new certificates for replacement insurance policies, for those policies which become due during the Term of this Agreement shall be obtained by Contractor and copies of such renewal certificates shall be furnished to Company promptly after they become available, in the event that Company had previously requested certificates of the preceding policy.

9.0	LIABILITY AND INDEMNITY

9.1	Liability

Contractor shall bear all risk of injury to its employees, agents, consultants, contractors, Subcontractors or permitted assignees and for loss of or damage to its property, or the property of Company when in the care and custody of Contractor, howsoever caused.

9.2	Indemnification of the Parties

With regard to the Services to be performed under this Agreement, each Party shall indemnify and hold the other Party harmless from and against any and all liabilities for death, illness or injury to it employees, agents, consultants, contractors, Subcontractors or permitted assignees or for loss of or damage to its property or to the property of it employees, agents, consultants, contractors or Subcontractors and against all claims, demands, proceedings and causes of action resulting therefrom, regardless of the cause.

9.3	Third Party Indemnification

With regard to the Services to be performed under this Agreement, each Party shall indemnify and hold the other Party harmless from and against any and all liability for death, illness or injury to any third party or for loss of or damage to the property of any third party and against all claims, demands, proceedings and causes of action resulting therefrom and due to any negligent act or default on its part in the performance of any of its obligations hereunder.

9.4	Patent Indemnity

Contractor agrees to indemnify and hold harmless Company from and against all claims, demands, causes of action, cost, damages and awards, arising out of or in connection with this Agreement, in respect of any direct or indirect infringement of any patent, copyright or trade mark or any pending application for any patent, copyright or trade mark.

9.5	Consequential Damages

Notwithstanding anything herein contained to the contrary, neither Party shall be liable to the other for special, indirect or consequential damages resulting from or arising out of this Agreement or anything done or not done pursuant hereto, including without limitation, loss of profit, loss production or business interruptions, howsoever caused.

10.0	POLLUTION DAMAGES

Notwithstanding any other provision contained in this Agreement, Contractor shall assume all liability for any and all injury or death to persons, loss or damage to property, and in respect of the control and removal of pollution or contamination of the air, land or water arising from spills, leaks or discharge of pollution or contamination and other material in the possession or control of Contractor or its Subcontractors. Contractor and shall indemnify and hold Company, its co-venturers, its and their affiliated companies and its and their respective officers, agents and employees, harmless from and against any and all losses, claims, demands, costs, proceedings, damages, charges and expenses howsoever arising therefrom.

Without relieving Contractor of any of its obligations in this regard, it is agreed that Company may take part to any degree it deems necessary in the control and removal of any pollution or contamination, which is the responsibility of Contractor under the foregoing provisions or which is due to any act or omission of Contractor. Furthermore, Contractor shall reimburse Company for the cost thereof upon the receipt of billing from Company, provided always that the amount may be deducted by Company, from any monies due or which may otherwise become due to Contractor, notwithstanding any other right or remedy, legal or otherwise, that Company may have under this Agreement, or otherwise.

11.0	INSPECTION

Services and goods supplied by Contractor under this Agreement are subject to inspection by Company at any time during the Term of this Agreement. Contractor shall allow Company to exercise this right of inspection at any time. Contractor shall be responsible for making all necessary arrangements to allow Company to exercise this right of inspection.

Where goods supplied are manufactured by others, or otherwise purchased from others for resale by Contractor, Contractor shall be responsible for ensuring that Company will be allowed to exercise this right of inspection, at the point of manufacture of the goods or the point where the goods are stored or stocked. All related cost incurred by any Subcontractor and Contractor to allow Company to exercise this right of inspection is the responsibility of Subcontractor and Contractor and will not be paid by Company. Company will only be responsible for any direct cost incurred by Company, in order that it may exercise this right of inspection.

Services and goods supplied, which are found, during inspection, not to conform to the specifications and other requirements, are subject to rejection by Company. Contractor shall immediately, upon notification of such rejection, re-complete the work or replace the goods at the sole expense of Contractor.

12.0	AUDIT

Contractor agrees that all claims or charges for extra work scope may be audited by Company to determine the appropriateness of the amount claimed or charged.

Accordingly, Contractor shall maintain and cause each of its Subcontractors to maintain a complete, correct and up-to-date set of records, including copies of time sheets, third party invoices and other documentation pertaining to the supply of the Services and related goods, throughout the Term of this agreement and for a period of two (2) years after completion of this Agreement.

Further, Contractor agrees that during the above period, Company or a duly authorized representative of Company shall have the right, at all reasonable times to inspect and audit, the procedures, controls, procurement records relating to the supply of the Services and related goods and accounting records of Contractor and its Subcontractors, related to the performance of this Agreement. Contractor shall be responsible for making all necessary arrangements to allow Company to exercise this right of audit. Contractor shall be responsible for ensuring that Company will be allowed to exercise this right of audit, at each of its Subcontractors.

All related costs incurred by Contractor or its Subcontractors for the purpose of such audit are the responsibility of Contractor or its Subcontractors. Company will only be responsible for any direct cost incurred by Company, in order that it may exercise its right of audit.

13.0	ASSIGNMENT

Contractor agrees that Company may assign this Agreement to an affiliate of Company without the consent of Contractor, provided however, that Company shall remain liable to Contractor for the performance by its obligations under this Agreement.

Company shall not assign this Agreement, in whole or in part, to a party other than an affiliate without having first obtained the written consent of Contractor, which consent shall not be unreasonably withheld.

Contractor shall not assign this Agreement, in whole or in part, or any obligations under this Agreement, without having first obtained the written consent of Company.

Contractor may engage a Subcontractor to perform certain obligations under this Agreement, on behalf of Contractor, provided however, that, despite any agreements or contracts with such Subcontractor, Contractor shall remain liable to Company for the performance of its obligations under this Agreement. Prior to any such agreement to subcontract certain obligations or parts of the Services or work covered by this Agreement, Contractor shall obtain the written consent of Company, which consent shall not be unreasonably withheld.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of either Party.

14.0	SUBSTITUTION

If as part of the Services, Contractor is required to supply specified goods, Contractor shall supply only those goods specified, unless it has first obtained the written agreement of Company.

15.0	RIGHT TO DO BUSINESS

Contractor warrants that it is in possession of and shall throughout the Term of this Agreement maintain in full force and effect, all licenses and permits necessary to enable it to perform the Services and Contractor further warrants that it has the right to perform the Services under this Agreement.

16.0	TITLE

Contractor warrants that title to goods supplied to Company related to the performance of this Agreement is legitimate and within the legal rights of Contractor and that such goods shall be free of any security interest or other lien or encumbrance, except as expressly agreed and accepted.

17.0	LIENS AND ENCUMBERANCES

Contractor shall promptly pay, when they become due, all obligations for labor, property, equipment, materials and fees and assessments necessary for the performance of the Services. Contractor shall, during the Term of this Agreement, ensure that the work is free and clear of all liens, assessments, fines or other similar levies and shall hold Company harmless in respect of such claims.

Should it be necessary for Company to make any payments stemming from the Services under this Agreement, in order that Company may have access to or use its facilities, Contractor agrees that those amounts may be deducted from the amounts otherwise paid to Contractor for the performance of its obligations, notwithstanding any other right or remedy, legal or otherwise, that Company may have under this Agreement, or otherwise.

18.0	CONFIDENTIAL INFORMATION

All information obtained by Contractor in the performance of this Agreement shall be considered confidential and shall not be divulged by Contractor, its employees, agents, consultants, contractors, Subcontractors or permitted assignees, to any person, firm or corporation, without having first obtained the written consent of Company. This obligation shall remain binding on Contractor, notwithstanding the termination of this Agreement for any reason.

19.0	PUBLICITY

Contractor shall not publish or permit to be published any information about or photographs of the Services or of the business of Company, generally, without having first obtained the written consent of Company. Such consent shall only apply to each specific application and relate only to that application. The accuracy of any information released pursuant to the consent of Company, which was not supplied directly by Company, is the absolute responsibility of Contractor. This obligation shall remain binding on Contractor, notwithstanding the termination of this Agreement for any reason.

20.0	INDEPENDENT CONTRACTOR

In the performance of this Agreement, Contractor warrants that it is an independent contractor and not an agent or employee of Company. Accordingly, the relationship of the Parties in respect of this Agreement shall not be construed to be that of principal and agent or master and servant.

All persons engaged by Contractor in the performance of this Agreement shall at all times during the period of this Agreement be personnel of Contractor and not of Company.

Contractor shall comply with all reasonable directions and instructions, given by Company, provided however, Contractor shall have sole and complete control, supervision and direction over the operation of its property and personnel, except to the extent as may be otherwise mutually agreed in writing by the Parties.

21.0	FORCE MAJEURE

A Force Majeure Event is defined as an event or circumstance that cannot reasonably be anticipated and is beyond the control of Company or Contractor. Each Party shall be excused from the performance of its obligations under this Agreement, from time to time and at any time, but only so long as the Party is prevented from such performance by a Force Majeure Event. A Force Majeure Event may be an act of God or public enemy, war, blockage, civil insurrection, earthquake, flood, fire, labor strike, compliance with any law, rule, order or regulation, which has not been declared by a court of competent jurisdiction to be invalid, or any other cause beyond the reasonable control of such Party. Lack of funds or circumstances resulting from lack of adequate planning, which a Party should have reasonably been expected to perform, shall not be considered beyond the control of such Party.

In the case of suspension of Services due to a Force Majeure Event, the Party affected by the Force Majeure Event shall, within fifteen (15) days from the beginning of any such Force Majeure Event, notify the other Party of such failure of performance and the cause thereof, and shall specify the anticipated period of delay before performance can be resumed. The Party affected by the Force Majeure Event shall take all reasonable measures to overcome any delay and mitigate any damages arising from such Force Majeure Event.

Contractor agrees that it will not seek to claim additional compensation for expenses as a result of a Force Majeure Event. Each Party agrees that it shall bear its own financial consequences of any Force Majeure Event. However, Company may grant Contractor an extension, to the Term of this Agreement, if in its sole opinion, the Force Majeure Event may reasonably be considered to cause or have caused a delay to the timely achievement of the Services to be provided under this Agreement, or otherwise.

22.0	TERMINATION

In the event that this Agreement is terminated under any of the provisions in this clause, Company shall not be liable to Contractor for any payment for any claim by Contractor, for loss of anticipated profits or damages or any reason whatsoever, except as expressly provided for herein. However, in accordance with other provisions of this Agreement, Contractor shall be compensated for Services performed up to the point of termination, regardless of the reason for termination.

22.1	Completion of this Agreement

The obligation for Contractor to provide Services shall terminate upon the completion of the Term of this Agreement.

The obligation for Company to compensate Contractor for Services shall terminate upon the complete and final payment for all Services provided by Contractor prior to the completion of the Term of this Agreement.

22.2	By Company - Without Cause

Company shall, at any time, in its sole discretion, for its own convenience, have the right to terminate this Agreement by providing written notice to Contractor. Company shall have the option of providing written notice of such termination, which may not occur until thirty (30) days from the date of receipt by Contractor of the written notice of termination or a payment in lieu of notice, in the amount equal to the charges that would otherwise accrue for twenty five (25), eight hour days of Services or four hundred (400) total hours of Service.

22.3	By Company - With Cause

Company shall, in its sole discretion, have the right to immediately terminate this Agreement by providing written notice to Contractor, in the event that Contractor commits a material breach of it obligations under this Agreement including, without limitation:
•
Failure to proceed with the performance of any part of the Services, with due diligence, or to otherwise comply with any of the obligations of Contractor under this Agreement, as a result of a cause within the control of Contractor and failure to comply with or commence and diligently continue remedial action within fifteen (15) days of any reasonable instruction from Company requiring such remedial action, or

•
Persistent disregard for applicable laws and regulations and safety and environmental requirements, of any competent authority, wherever the Services are performed, and failure to comply with or commence and diligently continue remedial action within fifteen (15) days of any reasonable instruction from Company requiring such remedial action, or

•	Abandonment of this Agreement and failure to comply with or recommence Services within fifteen (15) days of any reasonable instruction from Company requiring recommencement of Services, or
•	Assignment of any part of this Agreement or subcontracting of any part of the Services, without having first obtained the written consent of Company, or
•
If Contractor is declared bankrupt, becomes insolvent, generally fails to pay its obligations and debts as and when they become due, makes an arrangement, compromise, or composition with it creditors, is placed in liquidation or receivership, or upon any analogous event, or if any legal proceeding for such should be commenced in any court having jurisdiction, or

•	If Contractor fails to maintain any required insurance or bond.

22.4	Force Majeure Event

If the occurrence of a Force Majeure Event causes, or may reasonably be anticipated to cause, suspension of the Services for a period longer than sixty (60) days, either Party may terminate this Agreement, in whole or in part, at its discretion, by giving notice of such termination to the other Party. Should Company be the Party that issues the notice of termination under this clause, Contractor shall be entitled to payment in the amount equal to the charges that would otherwise accrue for twenty five (25), eight hour days of Services or four hundred (400) total hours of Service, in addition to any other payment due and owing to Contractor, under this clause or otherwise.

22.5	Default by Company

Company shall be considered in default if Company fails to perform its payment obligations under this Agreement with respect to any amount for which there is no dispute and if such undisputed amount has not been paid within the time stipulated or if Company is declared bankrupt, becomes insolvent, generally fails to pay its obligations and debts as and when they become due, makes an arrangement, compromise, or composition with it creditors, is placed in liquidation or receivership, or upon any analogous event, or if any legal proceeding for such should be commenced in any court having jurisdiction.

In the event of default by Company and Company failing to remedy such default within fifteen (15) days of receiving notice of such default from Contractor, Contractor shall be entitled to terminate this agreement by notice in writing to Company, notwithstanding any other right or remedy, legal or otherwise, that Contractor may have under this Agreement, or otherwise.

22.6	Action Upon Termination

Upon termination of this Agreement, Contractor shall cease Services and related work immediately upon receipt of notice of termination, or as soon thereafter as is reasonably practicable, and remove all Contractor equipment and material, if any, from Company premises, and cause its employees, agents, consultants, contractors, Subcontractors or permitted assignees to vacate all Company premises, as directed by Company. Where Contractor is in possession of Company equipment, material or articles of any type at the time of receipt of notice of termination, Contractor shall promptly return those articles to Company, as directed by Company. Company shall grant reasonable access to Contractor for this purpose. All work related to the performance of this clause shall be considered Services by Contractor requiring compensation by Company.

23.0	SETTLEMENT OF DISPUTES

Any disputes, controversies, differences or disagreements, which may arise between the Parties out of or in connection with this Agreement shall be settled by mutual agreement.

23.1	Arbitration

If any such dispute, controversy, difference or disagreement cannot be settled within thirty (30) days, by mutual agreement, one of the Parties shall issue notice regarding the need for arbitration (the “Arbitration Notice”) to the other, indicating that the matter shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, effective at the time.

23.2	Appointment of Arbitrators

Arbitration shall, preferably, be before one arbitrator (the “Sole Arbitrator”) mutually acceptable to the Parties. Otherwise, arbitration shall be before three arbitrators, in which case each Party shall each nominate one arbitrator within thirty (30) days of the Arbitration Notice. The two arbitrators, so nominated, shall in turn nominate a third arbitrator within ten (10) days of the nomination of the later of the two. In the event that they fail to agree on the third arbitrator within the ten (10) days, the third arbitrator shall be nominated, at the request of the most diligent Party, by the International Chamber of Commerce. The three arbitrators so nominated shall constitute the Board of Arbitration. The place of arbitration shall be either Edmonton or Calgary, Alberta, at the discretion of the Party issuing the Arbitration Notice. The arbitration shall be conducted in the English language.

23.3	Arbitration Decision

The arbitration decision of the Board of Arbitration shall have the agreement of the majority of the arbitrators. The arbitration award of either the Sole Arbitrator or the Board of Arbitration shall be issued in writing not later than one hundred and twenty days (120) after the date of the Arbitration Notice. The arbitration award shall be final and binding on the Parties and shall indicate which Party shall bear the cost of the arbitration, or if both, the proportion each Party shall bear. The arbitration award shall be enforceable in any court of competent jurisdiction and the Parties agree not to contest or seek relief from the award in any court.

24.0	GRATUITIES

Contractor shall not pay any commissions or fees, or grant any rebates, to any director, officer, contractor or employee of Company, or to any relative or close associate of those persons or parties, or favor such persons or parties with gifts or entertainment of significant value.

Contractor agrees that any breach of the above clause is sufficient grounds for Company to terminate this Agreement without obligation to the Contractor. Such termination will not affect any other rights Company may have under this Agreement or otherwise.

25.0	CONFLICT OF INTEREST

Contractor warrants that no director, officer, contractor or employee of Company, or any relative of those persons, has any beneficial interest in Contractor, or other companies directly associated with Contractor, either as an inducement to enter into this Agreement or for any commitment in the course of performance of this Agreement or as acknowledgement of any arrangement between Contractor and Company. Contractor further warrants that it shall not provide any beneficial interest in Contractor, or other companies directly associated with Contractor, either as an inducement to enter into this Agreement or for any commitment in the course of performance of this Agreement.

Contractor agrees that any breach of this warranty is sufficient grounds for Company to terminate this Agreement without obligation to the Contractor. Such termination will not affect any other rights Company may have under this Agreement or otherwise.

26.0	COOPERATION

Contractor shall cooperate with Company and other contractors engaged by Company in scheduling its work and methods of performance to suit the overall requirements of Company.

27.0	LOCAL CONTENT

Contractor shall, to the maximum extent practicable in the performance of the Services, give preference to and use labor, both skilled and unskilled, professional personnel, and contractors, from the immediate region of the Company developments.

28.0	CONTINUING OBLIGATION

Notwithstanding the termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement, with respect to matters arising and liabilities accrued during the Term of this Agreement.

29.0	HEADINGS AND ORDER

Headings provided in this Agreement are for the ease of reference and shall not be considered when interpreting the meaning of the text of this Agreement. Further, the order of the various terms in this Agreement does not imply any priority or importance one over the other of the various terms.

30.0	WAIVER

Failure of either Party to enforce any one of its rights under this Agreement shall not be deemed or construed to be a waiver on the part of such Party. Company and Contractor agree that none of the requirements of this Agreement shall be considered waived or amended by either Party, unless such waiver is prepared in writing and signed as accepted by both Company and Contractor.

31.0	AMENDMENT

Company and Contractor agree that none of the terms and conditions and other requirements of this Agreement may be changed or deleted or otherwise amended, unless such amendment is prepared in writing and signed as accepted by both Company and Contractor.

Compensation

Updated - 2007 01 04

1.0	PURPOSE

The purpose of this document is to define in detail the compensation for the Services carried out by Contractor in performance of Services under this Agreement.

2.0	STATUTORY REQUIREMENTS

Contractor agrees to and shall be responsible for paying all Canada Pension Plan, Employment Insurance, Workers Compensation Board, Federal and Provincial Income Taxes, Provincial Sales Tax (PST) and Goods and Services Tax (GST) and other costs due to compensation for Services under this Agreement, unless otherwise stated herein.

Contractor shall provide evidence of registration, by providing its GST number clearly indicated on each invoice.

3.0	PAYMENT FOR SERVICES

Company shall pay Contractor, in full consideration of Services provided, an all-inclusive rate excluding Goods and Services Tax (GST) and Provincial Sales Tax (PST). Company agrees to pay Contractor as follows:

$130 for each hour of Service

If applicable to any Services, the GST and PST shall be in addition to the charge for such Services. Both GST and PST shall be calculated separately at the then prevailing rate and shown separately on invoices.

All invoices for payment of Services shall be supported by a completed and signed time sheet of a format acceptable to Company.

4.0	PAYMENT FOR EXPENSES

Contractor shall submit a completed summary expense report in a format acceptable to Company on the last day of every month for expenses incurred during that month. All expense reports shall be accompanied by original receipts supporting expense claims.

4.1	Out of Pocket

Contractor shall be reimbursed for reasonably incurred expenses in the performance of the Services.

Where the expected cost of expenses in a period are significant, Company shall provide a payment in advance, in an amount equal to the total amount reasonably anticipated to be incurred. The amount of the advance shall be deducted from the amount otherwise due to Contractor for such expenses.

All costs incurred for work permits or other permits necessary for the performance of the Services shall be by Company.

4.2	Use of Personal Automobile

Contractor owned vehicles when used in the performance of Services shall be reimbursed for mileage at a rate of $0.50/km for car, $0.85/km for truck. The costs of all repairs and necessary insurance shall be born by the Contractor.

4.3	Third Party Charges

All third party charges incurred by contractor in the performance of Services shall be invoice to Company at cost plus 15%.

4.4	Travel

While in the performance of Services all travel, meals and accommodation reasonably incurred shall be reimbursed to Contractor. All international air travel and air travel inside the North American continent of four hours duration and greater shall be by unrestricted business class air fare booking.

4.5	Long Distance Phone, Facsimile and Courier

All long distance phone calls, long distance facsimile, and courier charges incurred by Contractor in the performance of services shall be reimbursed by Company.

5.0	INCENTIVE PLAN

5.1	Stock Option

Contractor shall have the right to participate in the same Stock Option Plan offered to Officers of Company or Contractors acting in the capacity as Officers of the Company. The terms of the stock option offered shall be defined in the Stock Option Agreement.

5.2	Bonus Plan

At anytime during performance of this Service Agreement, Company and Contactor may enter into a bonus plan arrangement whereby Contractor is compensated by Company for achieving mutually agreed on goals which are tangible and measurable

Administrative

Procedures

Updated - 2005 10 30

1.0	PURPOSE

The purpose of this document is to outline procedural issues and requirements, which both parties, shall follow in the course of the performance of this Agreement.

2.0	INVOICES

Contractor shall prepare and submit invoices for payment in the same currency as that used in this Agreement. Foreign currencies shall be converted to the same currency as that used in this agreement at the exchange rate on the day the expense had been incurred.

All invoices shall clearly reference this Agreement, by including the agreement number, in the form “Service Agreement - SA-2005-01”.

Invoices shall show the details and total amount for services separate from the details and total amount for allowable expenses.

Contractor shall invoice for Provincial Sales Tax (PST) and Goods and Services Tax (GST) separately and in accordance with the applicable government regulations. The invoice shall clearly indicate PST and GST numbers assigned to Contractor.

Contractor shall submit the original invoice on or about the first day of every month, with all necessary supporting documentation, and a copy of the original invoice and supporting documentation and should be submitted, for payment to:

Northern Alberta Oil Ltd.
510, Royal Bank Building
10117 Jasper Avenue
Edmonton, Alberta T5J 1W8

Attention - Finance

3.0	PAYMENT

Invoice payment terms of Company for such services are "Net 15 days". This means that the total shown on the invoice is to be paid within 15 days from receipt of the invoice, correct in all respects.

If Company disputes an item on an invoice, Company shall, within five (5) days of receipt of the invoice, notify Contractor of the item under dispute, specifying the reason for the dispute. Company will withhold the amount of the item under dispute until settlement of the dispute. All undisputed amounts will be paid in accordance with this Agreement. Should Company fail to notify Contractor of an item which Company disputes within the allowed five day period, all items on the invoice will be considered acceptable to Company as invoiced.

Company will make payment to Contractor by means of electronic transfer directly to the bank account of Contractor or by check, at the option of Contractor. Contractor shall notify Company of its requirement in this regard and the appropriate information to allow Company to act accordingly.

In the event that Company does not pay the undisputed amount within the allowed fifteen days, interest shall be charged at a rate of 1.5% per month, or part thereof, from the date the invoice is received by Company.

4.0	NOTICE

All correspondence shall clearly reference this Agreement, by including the agreement number, in the form “Service Agreement - SA-2005-01”.

All correspondence regarding this Agreement for the supply of services shall be directed as follows:

To Company at:

Northern Alberta Oil Ltd.
c/o Deep Well Oil and Gas, Inc
510, Royal Bank Building
10117 Jasper Avenue
Edmonton, Alberta T5J 1W8

Attention: Contracts Manager

To Contractor at:

Trebax Projects Ltd.
416 Scenic View Bay NW
Calgary, Alberta T3L 1Z4

Attention: Cyrus Spaulding

Scope of Work

Updated - 2005 10 30

3.0	PURPOSE

The purpose of this document is to define the Services to be performed under this Agreement, by providing understanding of:
•	The requirements of Contractor in the provision of the Services
•	The nature of the Services to be provided by Contractor, through its Nominated Individual
•	The Position the Nominated Individual is to fill, to provide an understanding of the general nature of the Services
•	The other key requirements for the Position and therefore the Nominated Individual

2.0	POSITION

The details of the Position provided by Contractor are as follows:

Title - Chief Operating Officer (COO)

Reports to - Chief Executive Officer (CEO)

3.0	SKILLS AND EXPERIENCE

The individual who is to fill the Position shall have the following general experience:
•	The COO shall have a broad background of knowledge with hands on experience in no less than three different areas of corporate operations which supports Company’s business.
•	Must be registered or eligible to be registered as a Professional Engineer (P.Eng), in the province of Alberta
•	Experience in managing large facilities projects and consulting engineers
•	Experience in the engineering design and operations of heavy oil facilities.

4.0	RESPONSIBILITY

The Position is responsible for the following:

•
The have such responsibilities and powers and shall hold the office of COO of the Company and perform such duties normally associated with such position and those that the CEO may reasonable request from time to time.

•
The COO shall use his best efforts to promote the interests of the Company, provided however, that nothing herein shall prohibit the COO from engaging in enterprises and activities which do not conflict with his duties and which do not materially affect his performance or that of the Company.

•	At all times act in the best interest of Company and act in a manner which best increases shareholder value in DWOG et al, consistent with the other requirements in this Agreement.
•
Be responsible for management of the day to day overall corporate operational activities of the Company, and until as such time as it is deemed necessary for Company to have department managers, oversee the Drilling, Production, Exploitation, Engineering and Projects, IT and Communications, Health Safety and Environment and Human Resources, and report them to the CEO.

•	Be responsible for coordination and continuous monitoring and general management of Company operational budget as it best supports the business plan.

•	Support and assist where necessary the CEO in the implementation of board decisions and initiatives that are in the best interest if the Company.
•	To report to the CEO on the status and progress of activities and the associated budgets and schedules.
•	Contracting services and hiring employees as the COO deems necessary to support the Company’s business plan.

5.0	AUTHORITY

The Position shall have the authority to:
•
Allocate resources as the COO sees fit to ensure the approved budget and schedule supports the business plan, including any and all required personnel resources, operational expenditures, and capital expenditures.

•
Ultimate and direct authority with accountability to the CEO, for the overall day to day operations of the company in Drilling, Production, Exploitation, Engineering and Projects, IT and Communications, Health Safety and Environment, and Human Resources.

4.0	NOMINATED INDIVIDUAL

Contractor has nominated Cyrus Spaulding for this position.

Contractor may not remove or replace or substitute the Nominated Individual, without having firstly obtained the written consent of Company.

5.0	DUTIES

The key specific duties of this Position are as follows:
•	Attend senior management and steering committee meetings
•	Compilation of the overall operations budgets
•	Supervision of senior managers
•	Assist with and provide input to the operations committee

6.0	TERM

The Term of this Agreement shall be one year, commencing from the Effective Date of this Agreement, unless terminated according to the other terms of this Agreement.

6.1	Intent to Extend

Sixty (60) days prior to the termination of the term of this Agreement, Company shall notify Contractor if it intends to provide a subsequent agreement for services, following the termination of this Agreement. This will allow the Company and Contractor thirty (30) days to agree to the terms of the subsequent agreement. Accordingly, any agreement that is to effectively extend the term of this Agreement shall be agreed by the parties thirty (30) days prior to the end of the term of this Agreement.

7.0	PRIMARY LOCATION OF WORK

The Primary Location of Work is Calgary and nearby vicinity.

Travel expenses, including use of personal automobile, apply for all work, when ever away from the Primary Location of Work.

HOURS OF WORK

Contractor is free to work any hours that it desires, but they shall be generally consistent with normal business hours. Clearly, Contractor will be expected to be available for business meetings, etc. at times dictated by Company and the demands of the Position.

9.0	PROVISION OF EQUIPMENT AND SUPPLIES

For the satisfactory performance of the Services, Contractor shall provide his Nominated Individual with the following equipment, as a minimum:
•	Computer not more than three years old
•	Computer software, including MS Office Suite, email
•	Internet Service Provider for the purpose of email and internet access
•	Cellular Phone

Printing, photocopying and the like shall be the responsibility of Company, otherwise such matters will be subcontracted and billed as a third party expense.

Company may provide an office where Contractor’s Nominated Individual may work from time to time for the purpose of liason with Company Directors, investors, and others, for the benefit of Company.